EXHIBIT 5

[Letterhead of Capitol Bancorp Ltd.]

September 14 , 2009

Capitol Bancorp Ltd.
200 Washington Sq. N., 4th Floor
Lansing, MI 48933

Capitol Trust XII
c/o Capitol Bancorp Ltd.
Capitol Bancorp Ltd.
200 Washington Sq. N., 4th Floor
Lansing, MI 48933

RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

I have represented Capitol Bancorp Ltd., a Michigan corporation (“Capitol”) and Capitol Trust XII, a Delaware statutory trust (the “Trust”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with registering shares (the “Shares”) of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock, no par value, and preferred securities of the Trust (the “Trust-Preferred Securities”) under the Securities Act of 1933, as amended (the “Act”), to be issued in connection with the  Exchange Offer made by Capitol to shareholders  of Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI.

For purposes of giving the opinions hereinafter set forth, I have examined only the following documents and have conducted no independent factual investigation of my own:

1. The Certificate of Trust for the Trust, dated as of May 21, 2008, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 2008;

2. The Trust Agreement of the Trust dated as of May 21, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust Agreement”);

3. The Registration Statement;

4. The Amended and Restated Trust Agreement dated as of July 7, 2008 by and among Capitol, as Depositor, each of the Administrative Trustees named therein, Wells Fargo Delaware Trust Company, as Delaware Trustee and Wells Fargo Bank, N.A., as Property Trustee (collectively with the Original Trust Agreement, the “Trust Agreement”);

5. Capitol’s Articles of Incorporation, as amended;

6. Capitol’s Bylaws, as amended;

7. The Resolutions adopted by Capitol’s board of directors; and

8. Such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion expressed

For purposes of this opinion, I have not reviewed any documents other than the documents listed in (1) through (8) above.  In particular, I have not reviewed any document (other than the documents listed in (1) through (8) above) that is referred to or incorporated by reference into the documents reviewed by me.  I have assumed that there exists no provision in any document that I have not reviewed that is inconsistent with the opinions stated herein.

In addition, I have conducted no independent factual investigation of my own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed therein, all of which I have assumed to be true, complete and accurate.

My opinion is expressed only with respect to the foregoing and the laws of the State of Delaware and the laws of the State of Michigan.  I express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof , except the laws of the State of Delaware and the laws of the State of Michigan .

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares and the Trust-Preferred Securities, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the “Blue Sky” laws of the various states to the issuance of the Shares and the Trust-Preferred Securities.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the caption “Certain Legal Matters” in the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Brian K. English
Brian K. English, General Counsel